Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Information”) included herein presents the unaudited pro forma condensed combined balance sheet (“Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statements of operations (“Pro Forma Statements of Operations”) based upon the historical financial statements of Bally’s Corporation (“Bally’s” or the “Corporation”), the Acquired Companies (as defined below) and Gamesys Group plc (“Gamesys”), after giving effect to the acquisitions of the Acquired Companies (specifically, the “2020 Acquisitions” and the “2021 Acquisitions” (as defined below)), and the Company’s planned acquisition of Gamesys (the “Gamesys Acquisition”), the Gamesys Financing Transaction (as defined below) and the Equity Offerings (as defined below) (collectively, the “Transactions”), and the adjustments described in the accompanying notes.

The Pro Forma Statements of Operations for the three months ended March 31, 2021 and year ended December 31, 2020 give effect to the Transactions as if each of them had occurred on January 1, 2020. The Pro Forma Balance Sheet as of March 31, 2021 gives effect to the 2021 Acquisitions, the Gamesys Acquisition, the Gamesys Financing Transaction, and the Equity Offerings as if each of them had occurred on March 31, 2021.

The Unaudited Pro Forma Financial Information set out below have been prepared in accordance with Article 11 of Regulation S-X, as amended by the Securities and Exchange Commission (“SEC”) Final Rule Release No. 33 10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses using accounting policies in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).

The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statements of Operations.

The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only. The hypothetical financial position or results included in the Unaudited Pro Forma Financial Information may differ from the Company’s actual financial position or results following the Transactions. The Unaudited Pro Forma Financial Information has been prepared on the basis set out in the notes below and has been prepared in a manner consistent with the accounting policies applied by the Company in its historical financial statements for the three months ended March 31, 2021 and the year ended December 31, 2020. In preparing the Unaudited Pro Forma Financial Information, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Bally’s, the Acquired Companies and Gamesys.

2020 Acquisitions

On July 1, 2020, the Company closed its acquisition of each of IOC-Kansas City, Inc. (“Casino KC”) and Rainbow Casino-Vicksburg Partnership, L.P. (“Casino Vicksburg”) from Caesars Entertainment, Inc., formerly Eldorado Resorts, Inc. (“Caesars”), for an aggregate purchase price of $229.9 million in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated July 10, 2019, among Bally’s, Caesars and various of their affiliates. This acquisition was funded with available cash on hand at July 1, 2020 and from borrowings under the Company’s existing debt agreements.

On December 23, 2020, the Company closed its acquisition of Eldorado Resort Casino Shreveport (“Shreveport”) from Caesars for a purchase price of $137.2 million in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated April 24, 2020 (the “Shreveport/MontBleu Agreement”), among Bally’s, Caesars and certain of their affiliates. This acquisition was funded with available cash on hand at December 23, 2020 and from borrowings under the Company’s existing debt agreements.

The acquisitions of Casino KC, Casino Vicksburg, and Shreveport (together, the “2020 Acquired Companies”) are being accounted for as business combinations using the acquisition method with Bally’s as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the respective purchase prices for the 2020 Acquisitions will be allocated to the 2020 Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the relevant acquisition.

2021 Acquisitions

On April 6, 2021, the Company completed its acquisition of MontBleu from Caesars for a purchase price of $14.2 million in cash, payable one year from the closing date, subject to customary post-closing adjustments pursuant to the terms of the Shreveport/MontBleu Agreement. The Company notes that this acquisition will be funded with available cash on hand or available borrowings under the Company’s existing debt agreements when due in April 2022.

On June 3, 2021, the Company completed its acquisition of the Tropicana Evansville casino operations (“Evansville”) from Caesars for a total purchase price of $139.2 million in cash, subject to customary post-closing adjustments. As part of the transaction, an affiliate of Gaming & Leisure Properties, Inc. (“GLPI”) acquired the real estate associated with the Tropicana Evansville casino for $340 million, which it is leasing to Bally’s for $28 million per year, subject to escalation. GLPI also acquired the real estate associated with Bally’s Dover Downs casino for $144 million, which it is leasing back to Bally’s for $12 million per year, subject to escalation.

The acquisitions of MontBleu and Tropicana Evansville (together, the “2021 Acquired Companies”, and together with the 2020 Acquired Companies, the “Acquired Companies”), are being accounted for as business combinations using the acquisition method with Bally’s as the accounting acquirer in accordance with ASC 805. Under this method of accounting the respective purchase prices for the 2021 Acquisitions will be allocated to the 2021 Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the relevant acquisitions.

Gamesys Acquisition

On April 13, 2021, the Company issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers disclosing the terms of the Gamesys Acquisition pursuant to which Bally’s would acquire the entire issued and to be issued ordinary share capital of Gamesys. Under the terms of the Gamesys Acquisition, Gamesys shareholders would be entitled to receive 1,850 pence in cash for each share of Gamesys or, under a share alternative, Gamesys shareholders would be able to elect to receive newly issued common shares of the Company in lieu of part or all of the cash consideration to which they would be entitled to elect to receive under the Gamesys Acquisition at an exchange ratio of 0.343 new Bally’s common shares for each Gamesys share. Current shareholders holding an aggregate amount of 25% of Gamesys’ shares have agreed to receive shares of Bally’s stock in the Gamesys Acquisition, so the minimum number of shares to be issued, per agreement with certain shareholders, is 9,605,201 which is the number of shares assumed to be issued for purposes of this Unaudited Pro Forma Financial Information. An increase in the number of shares issued could materially impact the Unaudited Pro Forma Financial Information. The Gamesys Acquisition is expected to be accounted for as a business combination using the acquisition method with Bally’s as the accounting acquirer in accordance with ASC 805. In arriving at the conclusion that Bally’s is the accounting acquirer, the Company considered the structure of the transaction, relative outstanding share ownership, the composition of the combined company’s board of directors, the relative size of Bally’s and Gamesys, and the designation of certain senior management positions of the combined company.

Gamesys Financing Transaction

As part of the financing of the Gamesys Acquisition, two of the Company’s unrestricted subsidiaries, as escrow issuers, are conducting a private placement of $2.0 billion in senior notes, consisting of two series of senior notes, $1.0 billion of senior notes due 2029 and $1.0 billion of senior notes due 2031 (collectively, the “notes”). Substantially concurrently with the consummation of this offering, the Company will obtain a commitment, subject to satisfaction of customary closing conditions, for the New Credit Facilities (defined below). Substantially concurrently with the closing date of the Gamesys Acquisition, (i) the Company is expected to assume the rights and obligations under the notes and enter into a new credit agreement, which will  provide for a term loan facility in an aggregate principal amount  of $1.445 billion (the “New Term Loan Facility”) and a revolving credit facility in an aggregate principal amount of up to $600 million (the “New Revolving Credit Facility” and together with the New Term Loan Facility, the “New Credit Facilities”), which is expected to be undrawn at closing of the Gamesys Acquisition.

After the closing of the Gamesys Acquisition and the release from escrow of the proceeds of this offering, the Company intends to use proceeds from this offering of the notes, together with proceeds of the New Term Loan Facility, the Equity Offerings, and cash on hand, (i) to (a) pay the cash portion of the purchase price of the Gamesys Acquisition and retire all outstanding Gamesys indebtedness, (b) pay in full all amounts outstanding (including all accrued and unpaid interest) and terminate all commitments under the Existing Term Loan Facility, (c) repay the outstanding revolving borrowings under the existing revolving credit facility, (d) redeem in full all of the existing 6.75% Senior Notes due 2027, together with all accrued interest, fees and premiums thereon; (ii) to pay fees and expenses related to the foregoing; and (iii) general corporate purposes, which could include, in addition to funding operations, acquisitions and other transactions.

The notes and the New Credit Facilities are collectively referred to as the “Gamesys Financing Transaction.”

Equity Offerings

Common Stock Offering. On April 20, 2021, the Company announced the completion of its underwritten public offering of common stock (the “Common Stock Offering”). Bally’s issued a total of 12.65 million shares of common stock in the offering, which included 1.65 million shares pursuant to the full exercise of the underwriters’ over-allotment option. The Unaudited Pro Forma Financial Information reflects the public offering price in the Common Stock Offering of $55.00 per share. The Company received total net proceeds from the Common Stock Offering of approximately $671.4 million, net of estimated issuance costs of $24.4 million.

Unregistered Sales of Equity Securities. On April 20, 2021, the Company issued to affiliates of Sinclair Broadcast Group, Inc. (“Sinclair”) a warrant (the “Warrant”) to purchase 909,090 common shares for an aggregate purchase price of $50 million, the same price per share as the public offering price in the Common Stock Offering ($55.00 per share). The exercise price of the Warrant is nominal, and its exercise is subject to, among other conditions, requisite gaming authority approvals. Sinclair agreed not to acquire more than 4.9% of Bally’s outstanding common shares without such approvals.

The Common Stock Offering and the Unregistered Sales of Equity Securities are collectively referred to as the “Equity Offerings.”

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

		Pro forma adjustments
(In thousands)	Bally’s Historical (Note 2)	2021 Acquisitions pre-acquisition results and reclassifications (Note 5)	2021 Acquisitions Adjustments (Note 6)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Gamesys Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Assets
Cash and cash equivalents	$151,653	$10,228	$(9,349)	6(a)	$344,912	$(3,995,363)	8(a)	$3,394,713	9(a)	$671,399	10(a)	$568,193
Restricted cash	3,818	-	-		-	-		-		-		3,818
Players deposit	-	-	-		39,866	-		-		-		39,866
Accounts receivable, net	24,894	3,281	-		53,063	-		-		-		81,238
Inventory	10,784	1,001	-		-	-		-		-		11,785
Tax receivable	82,417	-	884	6(c)	-	4,962	8(b)	-		20,818	10(b)	109,081
Prepaid expenses and other current assets	52,543	1,983	-		687	-		-		-		55,213
Total current assets	326,109	16,493	(8,465)		438,528	(3,990,401)		3,394,713		692,217		869,194

Property and equipment, net	753,601	353,551	(425,453)	6(d)	12,647	-		-		-		694,346
Right of use assets, net	36,341	41,284	420,690	6(e)	29,144	-		-		-		527,459
Goodwill, net	289,729	9,316	(9,316)	6(f)	720,068	1,069,841	8(a)	-		-		2,079,638
Intangible assets, net	726,991	139,968	19,672	6(g)	534,483	1,068,482	8(c)	-		-		2,489,596
Deferred tax assets	-	-	-		17,871	-		-		-		17,871
Other assets	6,029	32,894	-		6,875	-		-		-		45,798
Total assets	$2,138,800	$593,506	$(2,872)		$1,759,616	$(1,852,078)		$3,394,713		$692,217		$6,723,902

Liabilities and Shareholders' Equity
Current portion of long-term debt	$5,750	$-	$-		$-	$(5,750)	8(f)	$14,450	9(b)	$-		$14,450
Current portion of lease obligations	1,578	550	18,454	6(h)	8,111	-		-		-		28,693
Current portion of cross currency and interest rate swap payable	-	-	-		9,348	-		-		-		9,348
Accounts payable	23,732	1,380	-		17,596	-		-		-		42,708
Payable to players	-	-	-		39,866	-		-		-		39,866
Accrued liabilities	131,850	11,700	32,130	6(i)	154,929	26,119	8(d)	-		-		356,728
Total current liabilities	162,910	13,630	50,584		229,850	20,369		14,450		-		491,793

Long-term debt, net of current portion	1,128,599	-	-		676,352	(1,804,951)	8(f)	3,380,263	9(b)	-		3,380,263
Lease obligations, net of current portion	62,720	65,868	373,012	6(j)	22,408	-		-		-		524,008
Pension benefit obligations	8,941	-	-		-	-		-		-		8,941
Deferred tax liability	30,642	-	-		58,562	246,001	8(h)	-		-		335,205
Naming rights liabilities	219,867	-	-		-	-		-		-		219,867
Contingent consideration payable	55,543	-	-		-	-		-		-		55,543
Other long-term liabilities	14,881	15,321	-		27,219	-		-		-		57,421
Total liabilities	$1,684,103	$94,819	$423,596		$1,014,391	$(1,538,581)		$3,394,713		$-		$5,073,041
Shareholders’ equity
Common stock	318	-	-		15,122	(15,026)	8(i)	-		106	10(c)	$520
Additional paid-in capital	434,457	389,308	(389,308)	6(k)	13,609	439,180	8(i)	-		745,644	10(d)	1,632,890
Treasury stock, at cost	(9)	-	-		-	-		-		-		(9)
Retained earnings	24,087	109,379	(37,160)	6(k)	371,719	(392,876)	8(i)	-		(53,533)	10(e)	21,616
Other Reserves	-	-	-		344,775	(344,775)	8(i)	-		-		-
Accumulated other comprehensive loss	(4,156)	-	-		-	-		-		-		(4,156)
Total shareholders’ equity	454,697	498,687	(426,468)		745,225	(313,497)		-		692,217		1,650,861
Total liabilities and shareholders’ equity	$2,138,800	$593,506	$(2,872)		$1,759,616	$(1,852,078)		$3,394,713		$692,217		$6,723,902

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021

		Pro forma adjustments
(In thousands, except for shares and share price)	Bally’s Historical (Note 2)	2021 Acquisitions pre-acquisition results and reclassifications (Note 5)	2021 Acquisitions Adjustments (Note 6)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Gamesys Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Revenues	$192,266	$41,549	$-		$272,800	$-		$-		$-		$506,615

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	66,409	16,151	-		148,536	-		-		-		231,096
Advertising, general and administrative	83,339	8,447	11,740	6(l)	48,409	-		-		-		151,935
Goodwill and asset impairment	-	-	-		-	-		-		-		-
Expansion and pre-opening	603	-	-		-	-		-		-		603
Acquisition, integration and restructuring expense	9,418	-	-		3,724	(2,483)	8(d)	-		-		10,659
Storm related losses, net of insurance recoveries	(10,676)	-	-		-	-		-		-		(10,676)
Rebranding	913	-	-		-	-		-		-		913
Depreciation and amortization	12,786	4,193	(3,341)	6(n),(o)	31,997	11,154	8(e)	-		-		56,789
Foreign Exchange Gain/Loss	-	-	-		(5,793)	-		-		-		(5,793)
Total operating costs and expenses	162,792	28,791	8,399		226,873	8,671		-		-		435,526
Income (loss) from operations	29,474	12,758	(8,399)		45,927	(8,671)		-		-		71,089

Other income (expense)
Interest income	524	2	-		138	-		-		-		664
Interest expense, net of amounts capitalized	(20,798)	-	-		(7,034)	27,832	8(f)	(41,227)	9(c)	-		(41,227)
Change in value of naming rights liabilities	(27,406)	-	-		-	-		-		-		(27,406)
Gain on bargain purchases	-	-	-		-	-		-		-		-
Other, net	2,671	-	-		-	-		-		-		2,671
Total other expense	(45,009)	2	-		(6,896)	27,832		(41,227)		-		(65,298)

Income (loss) before provision for income taxes	(15,535)	12,760	(8,399)		39,031	19,161		(41,227)		-		5,791
Provision (Benefit) for income taxes	(4,830)	-	(2,352)	6(q)	6,206	3,641	8(g)	(11,544)	9(d)	-		(8,879)
Net income (loss)	$(10,705)	$12,760	$(6,047)		$32,825	$15,520		$(29,683)		$-		$14,670

Earnings per share (Note 11):
Basic	$(0.30)											$0.25
Diluted	$(0.30)											$0.25

Weighted average shares outstanding (Note 11)
Basic	35,826,924					9,605,201	11(a)			13,559,090	11(a)	58,991,215
Diluted	36,703,709					9,605,201	11(a)			13,559,090	11(a)	59,867,999

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

		Pro forma adjustments
(In thousands, except for shares and share price)	Bally’s Historical (Note 2)	2020 Acquisitions pre-acquisition results and reclassifications (Note 3) (a)	2020 Acquisitions Adjustments (Note 4)		2021 Acquisitions pre-acquisition results and reclassifications (Note 5)	2021 Acquisitions Adjustments (Note 6)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Gamesys Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Revenues	$372,792	$92,893	$-		$129,286	$-		$934,398	$-		$-		$-		$1,529,369

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	138,669	43,092	-		54,043	-		513,489	-		-		-		749,293
Advertising, general and administrative	176,943	29,176	(53)	4(a)	37,140	46,961	6(l)	170,778	-		-		-		460,945
Goodwill and asset impairment	8,659	-	-		-	-		-	-		-		-		8,659
Expansion and pre-opening	921	-	-		-	-		-	-		-		-		921
Acquisition, integration and restructuring expense	13,257	-	-		-	3,160	6(m)	4,751	26,708	8(d)	-		74,351	10(f)	122,227
Storm related losses, net of insurance recoveries	14,095	-	-		-	-		-	-		-		-		14,095
Rebranding	792	-	-		-	-		-	-		-		-		792
Depreciation and amortization	37,842	9,817	(314)	4(b),(c)	18,318	(14,396)	6(n),(o)	121,599	50,532	8(e)	-		-		223,398
Foreign Exchange Gain/Loss	-	-	-		-	-		5,393	-		-				5,393
Total operating costs and expenses	391,178	82,085	(367)		109,501	35,725		816,010	77,240		-		74,351		1,585,723
Income (loss) from operations	(18,386)	10,808	367		19,785	(35,725)		118,388	(77,240)		-		(74,351)		(56,354)

Other income (expense)
Interest income	612	-	-		-	-		642	-		-		-		1,254
Interest expense, net of amounts capitalized	(63,248)	(6,167)	(498)	4(d)	(29,283)	-		(30,817)	94,065	8(f)	(164,737)	9(c)	-		(200,685)
Change in value of naming rights liabilities	(57,660)	-	-		-	-		-	-		-		-		(57,660)
Gain on sale of PP&E	-	-	-		-	53,425	6(p)	-	-		-		-		53,425
Gain on bargain purchases	63,871	-	-		-	50,039	6(b)	-	-		-		-		113,910
Total other expense	(56,425)	(6,167)	(498)		(29,283)	103,464		(30,175)	94,065		(164,737)		-		(89,756)
					-
Income (loss) before provision for income taxes	(74,811)	4,641	(131)		(9,498)	67,739		88,213	16,825		(164,737)		(74,351)		(146,110)
Provision (Benefit) for income taxes	(69,324)	322	(37)	4(e)	-	18,967	6(q)	1,926	3,197	8(g)	(46,126)	9(d)	(20,818)	10(b)	(111,893)
Net income (loss)	$(5,487)	$4,319	$(94)		$(9,498)	$48,772		$86,287	$13,628		$(118,611)		$(53,533)		$(34,217)

Earnings per share (Note 11):
Basic	$(0.18)														$(0.63)
Diluted	$(0.18)														$(0.63)

Weighted average shares outstanding (Note 11)
Basic	31,315,151								9,605,201	11(a)			13,559,090	11(a)	54,479,442
Diluted	31,315,151								9,605,201	11(a)			13,559,090	11(a)	54,479,442

(a)	Includes pre-acquisition results for (1) Casino KC and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020 and (2) Shreveport for the period from January 1, 2020 through December 22, 2020. See Note 3 for reclassification adjustments made to conform the 2020 Acquisitions to the presentation used by Bally’s.

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The Unaudited Pro Forma Financial Information has been prepared based on U.S. GAAP and pursuant to the rules and regulations of Securities and Exchange Commission’s (“SEC”) Regulation S-X and presents the Pro Forma Balance Sheet and Pro Forma Statements of Operations of the combined companies based upon the historical financial information of Bally’s, the Acquired Companies and Gamesys, after giving effect to the following transactions:

•	The 2020 Acquisitions;

•	The 2021 Acquisitions;

•	The Gamesys Acquisition;

•	The Gamesys Financing Transaction; and

•	The Equity Offerings.

The Unaudited Pro Forma Financial Information is not necessarily indicative of what Bally’s consolidated statements of operations or consolidated balance sheet would have been had the Acquisitions been completed as of the dates indicated or will be for any future periods. The Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of Bally’s following the Transactions. The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statements of Operations assuming the Transactions (other than, in the case of Bally’s Pro Forma Balance Sheet, the 2020 Acquisitions) had been consummated as of March 31, 2021 and January 1, 2020, respectively. The transaction related adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Bally’s financial condition and results of operations as a result of the closing of the Transactions. All dollar amounts are presented in thousands, unless otherwise noted.

Bally’s has concluded that the Gamesys Acquisition represents a business combination pursuant to ASC 805. As of the date of this filing, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions for the Gamesys Acquisition. The Company will continue to refine its identification and valuation of assets acquired and the liabilities assumed as further information becomes available. Using the total consideration for the transactions, Bally’s has preliminarily allocated the purchase price to such assets and liabilities as of March 31, 2021. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the Unaudited Pro Forma Financial Information. The final purchase price allocation will be determined when Bally’s has completed the Gamesys acquisition. The final purchase price allocation could differ materially from the preliminary purchase price allocation. The final purchase price allocation may include changes in the allocation to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and other changes to assets and liabilities.

The Unaudited Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by Bally’s and reflect certain adjustments to the Acquired Companies’ and Gamesys’ historical financial information to conform to the accounting policies of Bally’s based on a preliminary review of the Acquired Companies’ and Gamesys accounting policies.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Bally’s management believes are reasonable. The notes to the Unaudited Pro Forma Financial Information describe how such adjustments were derived and presented in the Pro Forma Balance Sheet and Pro Forma Statements of Operations. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Unaudited Pro Forma Financial Information. Certain historical financial statement caption amounts for Gamesys and the Acquired Companies have been reclassified or combined to conform to Bally’s presentation and disclosure requirements.

The Unaudited Pro Forma Financial Information should be read in conjunction with the audited consolidated financial statements and related notes of Bally’s, Gamesys and the Acquired Companies as of and for the year ended December 31, 2020 and the unaudited interim consolidated financial statements of Bally’s and the 2021 Acquired Companies as of and for the three months ended March 31, 2021.

Note 2 — Bally’s historical financial statements

The results of Bally’s for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Bally’s, as set out in Bally’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The results and net assets of Bally’s as of and for the three months ended March 31, 2021 have been extracted from the unaudited consolidated financial statements of Bally’s, as set out in Bally’s Interim Report on Form 10-Q for the three months ended March 31, 2021.

Note 3 — 2020 Acquisitions pre-acquisition results and reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of the 2020 Acquired Companies to conform to the financial statement presentation of Bally’s.

Reclassifications in the Pro Forma Statement of Operations for the year ended December 31, 2020 are as follows:

	Casino KC and Casino Vicksburg Before Reclassification	Shreveport Before Reclassification	Reclassifications	Notes	Completed Acquisitions After Reclassifications
(In thousands)	Note (a)	Note (b)
Revenues	$25,130	$67,763	$-		$92,893
			-
Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	10,493	34,974	(2,375)	(c)	43,092
Marketing & promotions	1,144	2,248	(3,392)	(c)	-
Advertising, general and administrative	9,068	11,765	8,343	(c)	29,176
Management Fee	514	2,062	(2,576)	(c)	-
Depreciation and amortization	2,913	6,904	-		9,817
Total operating costs and expenses	24,132	57,953	-		82,085
Income from operations	998	9,810	-		10,808
Other income (expense)
Interest expense, net of amounts capitalized	(1,730)	(4,437)	-		(6,167)
Total other expense	(1,730)	(4,437)	-		(6,167)

Income (loss) before provision for income taxes	(732)	5,373	-		4,641
Provision for income taxes	322	-	-		322
Net income (loss)	$(1,054)	$5,373	$-		$4,319

(a) The results of Casino KC and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020 have been extracted from the audited combined financial statements of Casino KC and Casino Vicksburg, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 3, 2021.

(b) The results of Shreveport for the period from January 1, 2020 through December 22, 2020 have been extracted from the audited consolidated financial statements of Shreveport, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 12, 2021.

(c) Represents the reclassification of balances in “Gaming, racing, hotel, food and beverage, retail, entertainment and other” ($2,375), “Marketing & promotions” ($3,392), and “Management Fee” ($2,576) to Advertising, general and administrative expenses.

Note 4 — 2020 Acquisitions adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Statement of Operations for the year ended December 31, 2020:

4(a) Represents a $53 decrease in lease expense related to changes in the fair value of right of use asset and lease liabilities of the Acquired Companies.

4(b) Represents decrease in depreciation expense related to acquired property and equipment resulting from the fair value adjustment of assets acquired in the 2020 Acquisitions. Bally’s estimated that the fair value of property and equipment was greater than Shreveport’s book value by $45.9 million and less than Casino KC and Casino Vicksburg’s book value by $8.0 million. Therefore, depreciation expense decreased by a total of $0.4 million on a combined basis for the year ended December 31, 2020 using the straight-line method of depreciation. The estimated remaining useful lives of acquired property and equipment from the 2020 Acquisitions ranged from 2 years to 40 years:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Depreciation Method	Year ended December 31, 2020
Land improvements	$6,100	10	Straight Line	$428
Buildings and improvements	114,419	37	Straight Line	2,676
Furniture, fixtures and equipment	26,374	6	Straight Line	4,101
Vessels and automobiles	26,751	12	Straight Line	2,191
Total depreciation expense				9,396
Less: historical depreciation expense				(9,765)
Total Pro forma Adjustment				$(369)

4(c) Represents the amortization of intangible assets related to the 2020 Acquisitions over a three- to ten-year period as if the 2020 Acquisitions occurred on January 1, 2020. The estimated useful lives were determined based on a review of the time period over which economic benefit is expected to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and management’s expectations based on historical experience with similar assets:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Amortization Method	Year ended December 31, 2020
Rated Player Relationships	$1,300	8	Straight Line	$107
Total acquired finite lived intangible assets	1,300			107
Less: historical intangible asset amortization expense				(52)
Total Pro forma Adjustment				$55

4(d) Represents the reversal of interest expense on intercompany loans recorded by Casino KC and Casino Vicksburg ($1,730) and Shreveport ($4,437). Additionally, represents the interest expense for borrowings that would have been needed to finance the $230 million purchase price of Casino KC and Casino Vicksburg and the $140 million purchase price of Shreveport had each of the acquisitions closed on January 1, 2020. The adjustment to record interest expense assumes the additional borrowings for Casino KC, Casino Vicksburg, and Shreveport were obtained on January 1, 2020 for both transactions and was outstanding until the point the Company had financing in place to fund each acquisition.

For the Casino KC and Casino Vicksburg transaction, interest expense of $2,540 was calculated using a weighted average rate of 4.43% for the first three months of 2020 at which point the Company had financing in place to fund the acquisition.

Interest expense of $4,125 for the Shreveport transaction was calculated assuming the additional debt of $140 million was outstanding at a weighted average rate of 3.8% until October 2020 at which point the Company had financing in place to fund the acquisition:

(In thousands)	Casino KC and Casino Vicksburg	Shreveport	Total Pro Forma Adjustment
Elimination of historical interest expense	$(1,730)	$(4,437)	$(6,167)
Interest expense related to net borrowings	2,540	4,125	6,665
Pro forma adjustment to interest expense	$810	$(312)	$498

4(e) Reflects the income tax effect of the 2020 Acquisitions adjustments, calculated using Bally’s statutory tax rate of 28%. This rate may be subject to change and may not be reflective of Bally’s effective tax rate for future periods after consummation of the Transactions.

Note 5 — 2021 Acquisitions pre-acquisition results and reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical Balance Sheets of the 2021 Acquired Companies to conform to the financial statement presentation of Bally’s, as follows:

	MontBleu Before Reclassifications	Tropicana Evansville Before Reclassifications				2021 Acquisitions After
	March 31,	March 31,		Tropicana		Reclassifications
	2021	2021	MontBleu	Evansville		March 31,
(In thousands)	Note (a)	Note (b)	Reclassifications	Reclassifications	Note	2021
Assets
Cash and cash equivalents	$2,160	$8,068	$-	$-		$10,228
Restricted cash	-	-	-	-		-
Players deposit	-	-	-	-		-
Accounts receivable, net	1,696	1,585	-	-		3,281
Inventory	524	477	-	-		1,001
Tax receivable	-	-	-	-		-
Prepaid expenses and other current assets	994	989	-	-		1,983
Total current assets	5,374	11,119	-	-		16,493
Property and equipment, net	55,669	297,882	-	-		353,551
Right of use assets, net	-	-	41,284	-	(c)	41,284
Goodwill, net	5	9,311	-	-		9,316
Intangible assets, net	4,301	135,667	-	-		139,968
Deferred tax assets	-	-	-	-		-
Other assets	41,284	32,894	(41,284)	-	(c)	32,894
Total assets	$106,633	$486,873	$-	$-		$593,506

Liabilities and Shareholders' Equity
Current portion of long-term debt	$-	$-	$-	$-		$-
Current portion of lease obligations	-	-	550	-		550
Current portion of cross currency and interest rate swap payable	-	-	-	-		-
Accounts payable	496	884	-	-		1,380
Payable to players	-	-	-	-		-
Accrued liabilities	2,659	-	(550)	9,591	(d)	11,700
Accrued property, gaming and other taxes	-	-	-	-		-
Accrued payroll and related	-	-	-	-		-
Accrued income taxes payable	-	-	-	-		-
Intercompany debt	-	-	-	-		-
Other current liabilities	-	9,591		(9,591)	(d)	-
Total current liabilities	3,155	10,475	-	-		13,630
Long-term debt, net of current portion	-	-	-			-
Lease obligations, net of current portion	-	-	65,868	-	(e)	65,868
Pension benefit obligations	-	-	-	-		-
Deferred tax liability	-	-	-	-		-
Naming rights liabilities	-	-	-	-		-
Deferred credits and other liabilities	65,868	15,321	(65,868)	(15,321)	(e)	-
Other long-term liabilities	-	-	-	15,321	(e)	15,321
Total liabilities	69,023	25,796	-	-		94,819
Commitments and contingencies
Shareholders’ equity:						-
Net parent investment	37,610	461,077	-	-		498,687
Common stock	-	-	-	-		-
Additional paid-in capital	-	-	-	-		-
Treasury stock, at cost	-	-	-	-		-
Retained earnings	-	-	-	-		-
Other Reserves	-	-	-	-		-
Accumulated other comprehensive loss	-	-	-	-		-
Total shareholders’ equity	37,610	461,077	-	-		498,687
Total liabilities and shareholders’ equity	$106,633	$486,873	$-	$-		$593,506

(a) The balances of MontBleu for the three months ended March 31, 2021 have been extracted from the unaudited consolidated financial statements of MontBleu, as set out in this Current Report on Form 8-K.

(b) The balances of Tropicana Evansville for the three months ended March 31, 2021 have been extracted from the unaudited consolidated financial statements of Tropicana Evansville, as set out in this Current Report on Form 8-K.

(c) Reclassification of lease assets from Other Assets to Right of Use Assets, net.

(d) Reclassification of accrued liabilities and current lease liabilities from Other current liabilities to Accrued liabilities and Current portion of lease obligations, respectively.

(e) Reclassification of long-term lease liabilities and other long-term liabilities from Deferred credits and other liabilities to Lease obligations, net of current portion and Other long-term liabilities, respectively.

There were no reclassifications applied to the pre-acquisition historical Statements of Operations of the 2021 Acquired Companies. The pre-acquisition historical results for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:

	Year Ended December 31, 2020
	MontBleu	Tropicana Evansville	2021 Acquisitions
(In thousands)	Note (a)	Note (b)
Revenues	$31,455	$97,831	$129,286

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	13,819	40,224	54,043
Advertising, general and administrative	14,893	22,247	37,140
Depreciation and amortization	4,736	13,582	18,318
Total operating costs and expenses	33,448	76,053	109,501
Income from operations	(1,993)	21,778	19,785
Other income (expense)
Interest expense, net of amounts capitalized	-	(29,283)	(29,283)
Total other expense	-	(29,283)	(29,283)

Loss before provision for income taxes	(1,993)	(7,505)	(9,498)
(Benefit) Provision for income taxes	-	-	-
Net loss	$(1,993)	$(7,505)	$(9,498)

(a) The results of MontBleu for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of MontBleu, as set out in Bally’s Current Report on Form 8-K filed with the SEC on March 16, 2021.

(b) The results of Tropicana Evansville for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Tropicana Evansville, as set out in this Current Report on Form 8-K.

	Three-months ended March 31, 2021
	MontBleu	Tropicana Evansville	2021 Acquisitions
(In thousands)	Note (a)	Note (b)
Revenues	$10,559	$30,990	$41,549

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	3,947	12,204	16,151
Advertising, general and administrative	3,179	5,268	8,447
Depreciation and amortization	1,063	3,130	4,193
Total operating costs and expenses	8,189	20,602	28,791
Income from operations	2,370	10,388	12,758
Other income (expense)
Interest expense, net of amounts capitalized	-	2	2
Total other expense	-	2	2

Income before provision for income taxes	2,370	10,390	12,760
(Benefit) Provision for income taxes	-	-	-
Net income	$2,370	$10,390	$12,760

(a) The results of MontBleu for the three months ended March 31, 2021 have been extracted from the unaudited consolidated financial statements of MontBleu, as set out in this Current Report on Form 8-K.

(b) The results of Tropicana Evansville for the three months ended March 31, 2021 have been extracted from the unaudited consolidated financial statements of Tropicana Evansville, as set out in this Current Report on Form 8-K.

Note 6 — 2021 Acquisitions adjustments

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Balance Sheet as of March 31, 2021:

6(a) Reflects the purchase price of $14.2 million and $139.2 million for the acquisitions of MontBleu and Tropicana Evansville, respectively, offset by $144.0 million of cash received for the sale of Bally’s Dover Downs casino to GLPI.

6(b) Preliminary purchase consideration and purchase price allocation:

The acquisitions of MontBleu and Tropicana Evansville, which closed on April 6, 2021 and June 3, 2021, respectively, resulted in Bally’s acquiring all of the outstanding equity securities of MontBleu and the casino operations of Tropicana Evansville for purchase prices of $14.2 million and $139.2 million, respectively, subject to certain customary post-closing adjustments.

Bally’s has performed a preliminary valuation analysis of the fair market value of assets acquired and liabilities assumed related to the 2021 Acquisitions. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

	Fair value of assets acquired and liabilities assumed
(In thousands)	MontBleu	Tropicana Evansville	Total
Purchase price	14,172	139,178	153,350

Assets acquired:
Property and equipment, net	6,361	12,312	18,673
Right of use assets (a)	57,017	285,772	342,789
Intangible assets	5,430	154,210	159,640
All other assets	5,374	44,013	49,387
Liabilities assumed:
Lease obligations (current portion)	(1,899)	(12,123)	(14,022)
Lease obligations	(51,028)	(273,649)	(324,677)
All other liabilities	(2,605)	(25,796)	(28,401)
Bargain purchase gain	4,478	45,561	50,039
Tax effect on bargain purchase gain	(1,254)	(12,757)	(14,011)
Net bargain purchase gain	$3,224	$32,804	$36,028

(a) Excludes right of use assets recognized in connection with Bally’s lease of Dover Downs from GLPI.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of MontBleu and Tropicana Evansville based on its estimated fair value as of the closing date.

6(c) Represents the tax effect on transaction costs accrued in connection with the Tropicana Evansville acquisition.

6(d) Represents a reduction of $334.9 million to reflect Property and equipment, net at fair value in connection with purchase accounting for the 2021 Acquisitions, as well as a reduction of Bally’s Property and equipment, net of $90.6 million related to the sale of Bally’s Dover Downs casino to GLPI.

6(e) Represents an increase of $15.7 million and $285.8 million to the MontBleu and Tropicana Evansville Right of use assets, net, respectively, to reflect the assets at fair value, as well as $119.2 million related to Bally’s lease of Dover Downs from GLPI.

6(f) Represents the reversal of historical Goodwill, net recognized by MontBleu and Tropicana Evansville.

6(g) Represents the adjustment to Intangible assets, net to record at fair value in connection with purchase accounting for the 2021 Acquisitions.

6(h) Represents a $1.3 million and $12.1 million adjustment for MontBleu and Tropicana Evansville, respectively, to reflect the Current portion of lease obligations at the date of acquisition, and $5.0 million related to the sale-leaseback of the Bally’s Dover Downs casino.

6(i) Represents the $12.7 million and $1.2 million tax effect on bargain purchase gains realized related to the Tropicana Evansville and MontBleu acquisitions, respectively, $3.1 million of transaction costs accrued in connection with the Tropicana Evansville acquisition, and a $15.0 million tax effect recognized upon the sale of the Bally’s Dover Downs casino to GLPI.

6(j) Represents a decrease of $14.8 million and increase of $273.6 million for MontBleu and Tropicana Evansville, respectively, to reflect the Lease obligations, net of current portion, at the date of acquisition, and a $114.2 million increase related to the sale-leaseback of Bally’s Dover Downs casino.

6(k) Represents adjustments to Shareholder’s equity in connection with the MontBleu and Tropicana Evansville acquisitions, as summarized in the following table:

(In thousands)	Eliminate MontBleu Equity	Eliminate Tropicana Evansville Equity	MontBleu Bargain Purchase Gain, net of tax	Tropicana Evansville Bargain Purchase Gain, net of tax	Tropicana Evansville Transaction Costs, net of tax	Gain on Sale of Dover Downs PP&E to GLPI, net of tax	2021 Acquisitions Total Adjustments to Equity
Additional paid-in capital	$-	(389,308)	$-	$-	$-	$-	$(389,308)
Retained earnings	(37,610)	(71,769)	3,224	32,804	(2,275)	38,466	(37,160)
Total shareholders’ equity	$(37,610)	$(461,077)	$3,224	$32,804	$(2,275)	$38,466	$(426,468)

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statements of Operations for the three months ended March 31, 2021 and year ended December 31, 2020:

6(l) Represents an increase to rent expense related to changes in the fair value of right of use asset and lease liabilities and new leases entered into at the acquisition date, of $1.4 million and $7.3 million for MontBleu and Evansville, respectively for the three months ended March 31, 2021, $5.7 million and $29.2 million for MontBleu and Evansville, respectively for the year ended December 31, 2020, and additional rent expense incurred in connection with the sale-leaseback of Bally’s Dover Downs casino of $3.0 million and $12.0 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively.

6(m) Represents transaction costs in connection with the Tropicana Evansville acquisition. Transaction costs incurred in connection with the MontBleu acquisition were not material.

6(n) Represents a decrease in depreciation expense related to acquired furniture, fixtures and equipment resulting from the fair value adjustment of assets acquired in the 2021 Acquisitions. Bally’s estimated that the fair value of furniture, fixtures and equipment was less than Tropicana Evansville’s book value by $285.6 million and less than MontBleu’s book value by $49.3 million. As a result, depreciation expense decreased by a total of $1.6 million and $7.5 million on a combined basis for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, using the straight-line method of depreciation. The estimated remaining useful lives of acquired furniture, fixtures and equipment from the 2021 Acquisitions ranged from 1 year to 4 years:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Depreciation Method	Year ended December 31, 2020	Three-months ended March 31, 2021
Furniture, fixtures and equipment	$12,312	3	Straight Line	$4,324	$1,081
Less: historical depreciation expense				(9,249)	(2,047)
Evansville Pro forma adjustment				(4,925)	(966)
Reduction in MontBleu depreciation expense				(2,536)	(634)
Total Pro forma Adjustment				$(7,461)	$(1,600)

Additionally, depreciation expense decreased by $0.7 million and $2.7 million, for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, as a result of the sale of Bally’s Dover Downs assets of $89.9 million.

6(o) Represents the amortization of intangible assets related to the 2021 Acquisitions over an eight-year period as if the 2021 Acquisitions occurred on January 1, 2020, offset by the reversal of historical amortization expense. The estimated useful lives were determined based on a review of the time period over which economic benefit is expected to be generated as well as additional factors such as the contractual life and management’s expectations based on historical experience with similar assets:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Amortization Method	Year ended December 31, 2020	Three months ended March 31, 2021
Rated Player Relationships	$610	8	Straight Line	$76	$19
Less: historical intangible asset amortization expense				(4,333)	(1,083)
Evansville Pro forma adjustment				(4,257)	(1,064)
Increase in MontBleu amortization expense				70	18
Total Pro forma Adjustment				$(4,187)	$(1,046)

6(p) Represents the non-recurring gain on the sale of Bally’s Dover Downs casino to GLPI.

6(q) Represents the income tax effect of the 2021 Acquisitions adjustments for the year ended December 31, 2020 and for the three months ended March 31, 2021, calculated using Bally’s statutory tax rate of 28%. This rate may be subject to change and may not be reflective of Bally’s effective tax rate for future periods after consummation of the Transactions.

Note 7 — Gamesys reclassifications and IFRS to U.S. GAAP adjustments

Gamesys’ historical financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘‘IFRS’’), which differ in certain significant respects from U.S. GAAP as applied by Bally’s. Adjustments were made to Gamesys’ financial statements to convert them from IFRS to U.S. GAAP and to Bally’s existing accounting policies after evaluating potential areas of differences.

The historical financial information of Gamesys was prepared in accordance with IFRS and presented in Pounds Sterling. The historical financial information was translated from Pounds Sterling to U.S. dollars using the March 31, 2021 spot rate to translate the Balance Sheet and the average daily exchange rate for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively to translate the Statements of Operations:

GBP £ / USD $
March 31, 2021 spot rate	1.375
Three months ended March 31, 2021 average exchange rate	1.379
Year ended December 31, 2020 average exchange rate	1.284

These exchange rates may differ from future exchange rates which would have an impact on the Unaudited Pro Forma Financial Information and would also impact purchase accounting upon consummation of the acquisition. As an example, utilizing the daily closing exchange rate at July 16, 2021 of £1/US$1.3792 would increase the translated amounts of net income for the three months ended March 31, 2021 and the year ended December 31, 2020 presented below by approximately $747 and $6,395, respectively, as well as increase total assets as of March 31, 2021, presented below, by approximately $5,760.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Balance Sheet as of March 31, 2021:

(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassifications (GBP)	Note	Gamesys US GAAP (GBP)	Gamesys US GAAP (USD)
Current assets
Cash and cash equivalents	250,900	-		250,900	$344,912
Player deposits	29,000	-		29,000	39,866
Accounts receivable, net	38,600	-		38,600	53,063
Taxes receivable	500	(500)	(b)	-	-
Prepaid expenses and other current assets	-	500	(b)	500	687
Total current assets	319,000	-		319,000	438,528
Non-current assets					-
Property and equipment, net	9,200	-		9,200	12,647
Intangible assets	388,800	-		388,800	534,483
Goodwill	523,800	-		523,800	720,068
Right-of-use assets	21,200	-		21,200	29,144
Deferred tax asset	13,000	-		13,000	17,871
Other long-term receivables	5,000	(5,000)	(c)	-	-
Other assets	-	5,000	(c)	5,000	6,875
Total assets	1,280,000	-		1,280,000	$1,759,616

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	98,700	(98,700)	(d),(e)	-	-
Accounts payable	-	12,800	(d)	12,800	17,596
Accrued liabilities	-	112,700	(e)	112,700	154,929
Other short-term payables	900	(900)	(d)	-	-
Current portion of cross currency and interest rate swap payable	6,800	-		6,800	9,348
Current portion of lease obligations	5,900	-		5,900	8,111
Interest payable	1,900	(1,900)	(e)	-	-
Payable to players	29,000	-		29,000	39,866
Provision for taxes	24,000	(24,000)	(e)	-	-
Total current liabilities	167,200	-		167,200	229,850
Non-current liabilities					-
Other long-term payables	13,700	(13,700)	(f)	-	-
Other long-term liabilities	-	19,800	(f)	19,800	27,219
Provisions	6,100	(6,100)	(f)	-	-
Lease obligations, net of current portion	16,300	-		16,300	22,408
Deferred tax liability	42,600	-		42,600	58,562
Long-term debt, net of current portion	492,000	-		492,000	676,352
Total liabilities	737,900	-		737,900	1,014,391
Equity					-
Retained earnings	270,400	-		270,400	371,719
Share capital	11,000	(11,000)	(g)	-	-
Common stock	-	11,000	(g)	11,000	15,122
Share premium	9,900	(9,900)	(g)	-	-
Additional paid-in capital	-	9,900	(g)	9,900	13,609
Other reserves	250,800	-		250,800	344,775
Total shareholders’ equity	542,100	-		542,100	745,225
Total liabilities and shareholders’ equity	1,280,000	-		1,280,000	$1,759,616

(a) The net assets of Gamesys at March 31, 2021 have been extracted from Management’s interim reporting update for the three months ended March 31, 2021.

The classification of certain items presented by Gamesys under IFRS have been modified in order to align with the presentation used by Bally’s under U.S. GAAP. There were no other material adjustments made to the balance sheet to align with U.S. GAAP based on management’s preliminary assessment of differences between IFRS and U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Balance Sheet presentation:

(b) Reclassification of Taxes receivable to Prepaid expenses and other current assets.

(c) Reclassification of Other long-term receivables to Other assets.

(d) Reclassification of £12.8 million of trade payables from Accounts payable and accrued liabilities to Accounts payable and £0.9 million of Other short-term payables to Accounts payable.

(e) Reclassification of Interest payable, Provision for taxes, and £86.8 million of accrued liabilities included in Accounts payable and accrued liabilities to Accrued Liabilities.

(f) Reclassification of Other long-term payables and Provisions to Other long-term liabilities.

(g) Reclassification of Share capital and Share premium to Common stock and Additional paid-in capital, respectively.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2021:

		Reclassification and IFRS to GAAP adjustments (GBP)
(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassification Adjustments	Leases	Notes	Gamesys US GAAP (GBP)	Gamesys US GAAP (USD)
Revenues	197,800	-	-		197,800	$272,800

Operating costs and expenses
Distribution costs	107,700	(107,700)	-	(b)	-	-
Gaming, racing, hotel, food and beverage, retail, entertainment and other	-	107,700	-	(b)	107,700	148,536
Administrative costs	58,000	(58,000)	-	(c),(d)	-	-
Impairment of financial assets	-	-	-	(d)	-	-
Advertising, general and administrative	-	33,500	1,600	(d),(g)	35,100	48,409
Severance costs	800	(800)	-	(e)	-	-
Transaction related costs	1,900	(1,900)	-	(e)	-	-
Acquisition, integration and restructuring expense	-	2,700	-	(e)	2,700	3,724
Depreciation and amortization	-	24,500	(1,300)	(c),(g)	23,200	31,997
Foreign exchange loss/(gain)	(4,200)	-	-		(4,200)	(5,793)
Total operating costs and expenses	164,200	-	300		164,500	226,873
Income (loss) from operations	33,600	-	(300)		33,300	45,927
Other income (expense)
Interest income	(100)	-	-		(100)	(138)
Interest expense	5,100	(5,100)	-	(f)	-	-
Accretion on financial liabilities	300	(300)	-	(f)	-	-
Interest expense, net of amounts capitalized	-	5,400	(300)	(f),(g)	5,100	7,034
Total other expense	5,300	-	(300)		5,000	6,896
Income (loss) before provision for income taxes	28,300	-	-		28,300	39,031
Tax expense	4,500	-	-		4,500	6,206
Net income (loss)	23,800	-	-		23,800	$32,825

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statement of Operations for the year ended December 31, 2020:

		Reclassification and IFRS to U.S. GAAP adjustments (GBP)
(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassification Adjustments	Leases	Notes	Gamesys U.S. GAAP (GBP)	Gamesys U.S. GAAP (USD)
Revenues	727,700	-	-		727,700	$934,398

Operating costs and expenses	-	-	-		-	-
Distribution costs	399,900	(399,900)	-	(b)	-	-
Gaming, racing, hotel, food and beverage, retail, entertainment and other	-	399,900	-	(b)	399,900	513,489
Administrative costs	221,500	(221,500)	-	(c),(d)	-	-
Impairment of financial assets	5,000	(5,000)	-	(d)	-	-
Advertising, general and administrative	-	126,500	6,500	(d),(g)	133,000	170,778
Severance costs	1,900	(1,900)	-	(e)	-	-
Transaction related costs	1,800	(1,800)	-	(e)	-	-
Acquisition, integration and restructuring expense	-	3,700	-	(e)	3,700	4,751
Depreciation and amortization	-	100,000	(5,300)	(c),(g)	94,700	121,599
Foreign exchange loss/(gain)	4,200	-	-		4,200	5,393
Total operating costs and expenses	634,300	-	1,200		635,500	816,010
Income (loss) from operations	93,400	-	(1,200)		92,200	118,388
Other income (expense)
Interest income	(500)	-	-		(500)	(642)
Interest expense	24,000	(24,000)	-	(f)	-	-
Accretion on financial liabilities	1,200	(1,200)	-	(f)	-	-
Interest expense, net of amounts capitalized	-	25,200	(1,200)	(f),(g)	24,000	30,817
Total other expense	24,700		(1,200)		23,500	30,175
Income (loss) before provision for income taxes	68,700	-	-		68,700	88,213
Tax expense	1,500	-	-		1,500	1,926
Net income (loss)	67,200	-	-		67,200	$86,287

(a) The results of Gamesys for the three months ended March 31, 2021 and the year ended December 31, 2020 have been extracted from the consolidated financial statements of Gamesys, as set out in Bally’s Current Report on Form 8-K incorporated by reference herein.

The classification of certain items presented by Gamesys under IFRS has been modified in order to align with the presentation used by Bally’s under U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Statements of Operations presentation:

(b) Reclassification of Distribution costs to Gaming, racing, hotel, food and beverage, retail, entertainment and other.

(c) Includes the reclassification of £22.3 million and £91.2 million of amortization for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively and £2.2 million and £8.8 million of depreciation for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, to Depreciation and amortization.

(d) Reclassification of £5.0 million of Impairment of financial assets for the year ended December 31, 2020, and £33.5 million and £121.5 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, of Administrative costs to Advertising, general and administrative.

(e) Reclassification of Severance costs and Transaction related costs to Acquisition, integration and restructuring expense.

(f) Reclassification of Interest expense and Accretion on financial liabilities to Interest expense, net of amounts capitalized.

(g) Reflects reclassification of £1.3 million and £5.3 million of depreciation for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively and £0.3 million and £1.2 million of interest expense for the three months ended March 31, 2020 and the year ended December 31, 2020, respectively, related to leased assets to lease expense. Under IFRS, leases are not classified as operating or finance leases. A single recognition and measurement model is applied to all leases, which results in nearly all leases under IFRS being treated similarly to finance leases under U.S. GAAP. Under U.S. GAAP, leases are classified as either operating or finance leases on the basis of specific lease classification criteria. Management performed a preliminary assessment and concluded that Gamesys’ leases would be classified as operating leases under U.S. GAAP with lease expense recognized on a straight-line basis as part of Advertising, general and administrative expenses. Management concluded that there would not be a material difference between the expense already recognized and measuring lease expense on a straight-line basis under U.S. GAAP. Therefore, no further adjustment has been recorded.

Note 8 — Gamesys Acquisition adjustments

8(a) Preliminary purchase consideration and allocation:

The Gamesys Acquisition, which is expected to close in late 2021, will result in Bally’s acquiring all of the outstanding equity securities of Gamesys for an estimated purchase price of $3,272 million funded through debt financing and the issuance of equity, subject to certain customary post-closing adjustments. The Company will acquire both the operations and real estate of Gamesys.

Bally’s has performed a preliminary analysis of the fair value of Gamesys’ assets and liabilities based on publicly available benchmarking information as well as a variety of other factors, including market participant assumptions. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

(In thousands, except share and share price amounts)
Gamesys shares expected to be exchanged	28,003,501	(i)
Gamesys purchase price per share translated using July 16, 2021 spot rate	$25.52
Bally's closing share price on July 16, 2021	$47.15
Exchange ratio	0.343	(i)
Total Bally's shares to be issued	9,605,201
Total value of Bally's shares to be issued	$452,885	(i)
Total cash consideration paid at $25.52 price per Gamesys Share	$2,142,662	(ii)
Repayment of Gamesys Debt	$676,352	(iii)
Total purchase consideration	$3,271,899
Less total cash acquired	$(302,912	)(iv)
Purchase consideration, net of cash acquired	$2,968,987

Allocation of purchase consideration, net of cash acquired:
Estimated fair values of assets acquired
Current assets, excluding cash	$93,616	(v)
Intangible assets	$1,602,965	(v)
Other non current assets	$66,537	(v)
Total estimated fair values of liabilities assumed, excluding debt	$(279,477	)(v)
Deferred tax liability	$(304,563	)(v)
Residual Goodwill	$1,789,909
Less Gamesys’ historical goodwill	$(720,068)
Goodwill adjustment	$1,069,841	(vi)

(i)

Upon closing of the Gamesys Acquisition, Bally’s will provide Gamesys shareholders who elect to exchange their shares, 0.343 shares of Bally’s common stock for each share of Gamesys common stock. The remaining shares of Gamesys common stock will be settled in cash for which shareholders will be entitled to receive £18.50 per share. The table above assumes an exchange rate of $1.3792 per Pound Sterling, based on the July 16, 2021 spot rate, which was used to translate the Gamesys price from Pounds Sterling to U.S. Dollars. Certain of Gamesys’ current shareholders holding an aggregate amount of 25% of Gamesys’ shares have agreed to receive shares of Bally’s Common Stock in the Gamesys Acquisition. As such, for purposes of this Unaudited Pro Forma Financial Information, Bally’s estimates 25% of Gamesys’ outstanding shares (111,979,409 shares on July 16, 2021, including 2,257,893 Gamesys shares that are expected to vest immediately prior to the transaction) will be exchanged for 9,605,201 shares of Bally’s Common Stock, and the balance of Gamesys’ outstanding shares will be exchanged for cash. For purposes of this Unaudited Pro Forma Financial Information, Bally’s estimates that 74.5% of Gamesys’ outstanding shares will be exchanged for cash, resulting in aggregate cash consideration of $2,143 million to be financed through net proceeds from the Gamesys Financing Transaction. The remaining proceeds from the Gamesys Financing Transaction will be used for the repayment of Gamesys’ EUR and GBP Term Facilities. The actual amount of purchase consideration that will be settled in equity will be determined upon consummation of the Gamesys Acquisition. A hypothetical 10% increase or decrease in the number of outstanding Gamesys shares that are exchanged for Bally’s Common Stock, all other factors remaining constant, would result in a corresponding increase or decrease in the equity consideration of $45.3 million, or 960,520 shares of Bally’s Common Stock.

(ii)	Cash consideration assumes 74.5% of outstanding Gamesys shares will be exchanged for cash equal to £18.50 per share.

(iii)	Under the terms of the Gamesys Acquisition, Bally’s will repay the outstanding balance of Gamesys debt. The value of the Gamesys debt at March 31, 2021 has been included in the calculation of preliminary purchase consideration, however actual purchase consideration will reflect the balance of Gamesys’ debt outstanding as of the acquisition date.

(iv)	Cash acquired excludes $42 million dividend (28 pence per share) declared by Gamesys on March 8, 2021, payment of which will be accelerated upon transaction closing.

(v)	Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Gamesys based on its estimated fair value as of the closing date. Except as discussed in the notes below, the carrying value of Gamesys’ assets and liabilities are considered to approximate their fair values.

(vi)	The preliminary fair value adjustments are based on benchmark data available to Bally’s and is subject to change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired will have a corresponding impact on the amount of the goodwill recorded. Goodwill is attributable to the assembled workforce of Gamesys and planned growth in new markets through continued investment. Goodwill recorded is not expected to be deductible for tax purposes.

8(b) Represents the tax benefit related to non-recurring transaction costs that are expected to be incurred that have not been recognized in the historical financial statements of Gamesys.

8(c) Represents the fair value of intangible assets acquired. This includes the total acquired finite-lived intangible assets less the historical intangible assets recorded by Gamesys.

(In thousands)	Three months ended March 31, 2021
Trademarks and trade names	$184,014
Customer relationships	995,038
Developed technology (Software)	395,289
Partnership Agreement	28,624
Total acquired finite lived intangible assets	1,602,965
Less: historical intangible assets	(534,483)
Pro forma adjustment	$1,068,482

8(d) Represents non-recurring transaction costs that are expected to be incurred that have not been recognized in the historical financial statements of Gamesys.

8(e) Represents incremental amortization expense of $50,532 and $11,154 for the year ended December 31, 2020 and three months ended March 31, 2021, respectively related to identified intangible assets acquired in connection with the Gamesys Acquisition. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated or management’s view based on historical experience with similar assets.

(In thousands)	Fair Value	Useful Life (Years)	Amortization Method	Year ended December 31, 2020	Quarter ended March 31, 2021
Trademarks and trade names	$184,014	10	Straight Line	$17,335	$4,334
Customer relationships	995,038	10	Straight Line	93,735	23,434
Developed technology (Software)	395,289	7	Straight Line	53,196	13,299
Partnership Agreement	28,624	8	Straight Line	3,371	843
Total acquired finite lived intangible assets	1,602,965			167,637	41,909
Less: historical intangible asset amortization expense				(117,105)	(30,755)
Pro forma adjustment				$50,532	$11,154

The value of intangible assets is preliminary. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $160.3 million and annual amortization expense of approximately $28.1 million, assuming an overall weighted average useful life of 9.22 years.

8(f) Represents repayment of Gamesys’ EUR and GBP Term Facilities and Bally’s historical debt ($1,810,701) and reversal of related interest expense ($27,832 and $94,065 for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively).

8(g) Reflects the income tax effect of the Gamesys Acquisition adjustments for the three months ended March 31, 2020 and the year ended December 31, 2020, respectively, based on a UK statutory rate of 19 percent. On June 10, 2021, Royal Assent was granted for Finance Act 2021, raising the UK statutory tax rate to 25%. For the purpose of the Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 2021, the change in the UK statutory tax rate would result in a decrease of net income of $1.15 million.

8(h) Represents adjustments to deferred tax liabilities based on a UK statutory tax rate of 19 percent. The total adjustment to deferred tax liabilities is related to the following estimated fair value adjustments:

(In thousands)	Fair Value	Tax rate	Pro Forma Deferred Tax Adjustment
Intangible assets, net	$1,602,965	19%	$304,563
Less: deferred taxes on historical intangible assets			(58,562)
Pro forma adjustment			$246,001

On June 10, 2021, Royal Assent was granted for Finance Act 2021, raising the UK statutory tax rate to 25%. For the purpose of the Unaudited Condensed Combined Balance Sheet as of March 31, 2021, the change in the UK statutory tax rate would result in an increase of $96.2 million to the deferred tax adjustment.

8(i) Represents adjustments to equity related to the Gamesys Acquisition:

	Eliminate Gamesys' Equity	Issuance to Gamesys Shareholders	Transaction Costs	Total Acquisition Adjustments to Equity
Common stock	$(15,122)	$98	$-	$(15,024)
Additional paid-in capital	(13,609)	463,513	-	449,904
Retained earnings	(371,719)	-	(21,157)	(392,876)
Other Reserves	(344,775)	-	-	(344,775)
Total shareholders’ equity	$(745,225)	$463,611	$(21,157)	$(302,771)

Note 9 — Gamesys Financing Transaction adjustments

Adjustments to the Pro Forma Balance Sheet related to the Term Loan and Senior Unsecured Notes include the following:

9(a) Represents an increase in cash related to net proceeds from the issuance of a $1,419,713 term loan (net of $10,838 in debt financing fees and $14,450 deferred discount) and two $987,500 senior unsecured notes (net of $12,500 debt financing fees for each note) for total net proceeds of $3,394,713 entered into by Bally’s to provide the financing necessary to pay the cash portion of the consideration payable to Gamesys’ shareholders upon consummation of the Gamesys Acquisition, for refinancing existing indebtedness from Gamesys upon consummation of the Gamesys Acquisition and to pay fees, costs and expenses incurred in connection with the Gamesys Acquisition. The term loan matures 84 months from the issuance date. Interest on the loan which is paid quarterly accrues at a variable rate of LIBOR plus 3.50%, including a LIBOR floor of 0.50%. The senior unsecured notes mature 96 months and 120 months from the issuance date, respectively. Interest on the senior unsecured notes which are paid semi-annually accrue at interest rates of 5.25% and 5.5%, respectively.

(In thousands)
Gross Proceeds from Term Loan B	$1,445,000
Term Loan B fees	(25,288)
Net proceeds from Term Loan B	$1,419,713

Gross proceeds from 8 year Senior Unsecured Note	$1,000,000
Senior Unsecured Note fees	(12,500)
Net Proceeds from 8 year Senior Unsecured Note	$987,500

Gross proceeds of 10 year Senior Unsecured Note	$1,000,000
Senior Unsecured Note fees	(12,500)
Net Proceeds from 10 year Senior Unsecured Note	$987,500

Total proceeds from the Gamesys Financing Transactions	$3,394,713

9(b) Represents a $3,380 million increase in long-term debt from term loan and senior unsecured notes and a $14.5 million increase in current portion of long-term debt from the term loan, net of $50,288 related fees and expenses.

Adjustments to the Unaudited Pro Forma Income Statements related to the Gamesys Financing Transaction include the following:

9(c) Total interest expense, including amortized debt issuance fees of $1.4 million, for the Gamesys Financing Transaction was $41.2 million for the three months ended March 31, 2021. Total interest expense, including amortized debt issuance fees of $5.5 million, for the Gamesys Financing transaction was $164.7 million for the year ended December 31, 2020. In connection with the term loan, the adjustment assumes that the term loan was outstanding for the full year 2020 at a weighted average interest rate of 3.58%. This rate is based on the 1 Month LIBOR rate on July 16, 2021 plus 3.5%. A change in the underlying interest rate of 1/8 percentage point would result in an increase or decrease in interest expense of $1.8 million.

9(d) Represents the tax benefit related to the Gamesys Financing Transaction adjustments.

Note 10 — Equity Offering adjustments

Adjustments to the Pro Forma Balance Sheet and Pro Forma Statements of Operations related to the Equity Offerings include the following:

10(a) Represents the net proceeds from the Equity Offerings, reduced by the amount that was used to pay $50 million of transaction costs related to Transactions. A reconciliation of the gross proceeds received to the net cash proceeds received from the Equity Offerings is set forth below:

(In thousands, except per share amounts)
Class A common stock public offering price per share	$55.00
Shares of Class A common stock issued	12,650
Gross proceeds	$695,750
Less: Underwriting discounts, commissions, and offering expenses	(24,351)
Net cash proceeds	$671,399

Proceeds from sale of Warrant	50,000

Total net cash proceeds from Equity Offerings	$721,399

Cash used to pay transaction costs related to the Transactions	50,000

Total pro forma adjustment	$671,399

10(b) Represents tax benefit related to the issuance fees and offering expenses for the Equity Offerings.

10(c) Represents an adjustment to common stock related to the issuance of 12.65 million shares, par value $0.01 per share, issued pursuant to the Common Stock Offering.

10(d) Comprised of a $695.7 million adjustment related to the Common Stock Offering and a $50 million adjustment related to the sale of the Warrant to Sinclair.

10(e) Represents an adjustment to retained earnings related to issuance fees and offering expenses for the Equity Offerings, net of tax.

10(f) Represents an adjustment to the Pro Forma Statements of Operations related to issuance fees and offering expenses for the Equity Offerings.

Note 11 — Pro forma earnings per share information

11(a) Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Gamesys Acquisition, the Gamesys Financing Transaction and the Equity Offerings, assuming the shares were outstanding since January 1, 2020. As the Gamesys Acquisition, the Gamesys Financing Transaction and the Equity Offerings are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding assumes that the shares issuable relating to the Gamesys Acquisition, the Gamesys Financing Transaction and the Equity Offerings have been outstanding for the entire period presented. For shares redeemed, this calculation is retroactively adjusted to eliminate such shares.

(In thousands, except shares and per share amounts)	December 31, 2020	March 31, 2021
Pro forma net income (loss)	(34,217)	14,670
Basic weighted average common shares outstanding:
Historical share count	31,315,151	35,826,924
Expected shares issuable to Gamesys Shareholders	9,605,201	9,605,201
Additional issuance in Common Stock Offering	12,650,000	12,650,000
Sale of Warrant	909,090	909,090
Basic weighted average common shares outstanding used in pro forma net income (loss) per share	54,479,442	58,991,215
Pro forma net income (loss) per share, basic	(0.63)	0.25

Impact of dilution on historical shares outstanding	-	876,785
Diluted weighted average common shares outstanding used in pro forma net income (loss) per share	54,479,442	59,867,999
Pro forma net income (loss) per share, diluted	(0.63)	0.25